                         CONSECO, INC. AND SUBSIDIARIES


               Computation of Ratio of Earnings to Fixed Charges,
     Preferred Dividends and Distributions on Company-Obligated Mandatorily
              Redeemable Preferred Securities of Subsidiary Trusts
                for the nine months ended September 30, 2000 and
                        the year ended December 31, 1999
                              (Dollars in millions)
                                                                         Nine months
                                                                            ended                  Year ended
                                                                        September 30,              December 31,
                                                                             2000                      1999
                                                                             ----                      ----
Pretax income (loss) from operations:
    Net income...........................................................  $ (814.6)                 $  595.0
    Add income tax expense (benefit).....................................    (212.7)                    423.1
    Add minority interest................................................     110.0                     132.8
    Add extraordinary charge on extinguishment of debt...................       5.0                       -
    Add cumulative effect of accounting change...........................      55.3                       -
                                                                           --------                  --------

              Pretax income (loss) from operations.......................    (857.0)                  1,150.9
                                                                           --------                  --------
Add fixed charges:
    Interest expense on corporate debt, including amortization...........     187.9                     169.6
    Interest expense on finance debt.....................................     804.8                     334.2
    Interest expense on investment borrowings............................      13.8                      57.9
    Portion of rental(1).................................................      18.4                      20.3
                                                                           --------                  --------

         Fixed charges...................................................   1,024.9                     582.0
                                                                           --------                  --------

         Adjusted earnings...............................................  $  167.9                  $1,732.9
                                                                           ========                  ========

         Ratio of earnings to fixed charges..............................     (2)                       2.98X
                                                                           ========                    ======
         Ratio of earnings to fixed charges, excluding interest
             expense on debt related to finance receivables and
             other investments...........................................     (2)                       7.06X
                                                                           ========                     =====

         Fixed charges...................................................  $1,024.9                  $  582.0
         Add dividends on preferred stock, including dividends on
             preferred stock of subsidiaries (divided by the rate of
             income before minority interest and extraordinary charge
             to pretax income)...........................................      13.8                       2.4
         Add distributions on Company-obligated mandatorily
             redeemable preferred securities of subsidiary trusts........     169.2                     204.3
                                                                           --------                  --------

         Fixed charges...................................................  $1,207.9                  $  788.7
                                                                           ========                  ========

         Adjusted earnings...............................................  $  167.9                  $1,732.9
                                                                           ========                  ========
         Ratio of earnings to fixed charges, preferred dividends and distributions on Company-obligated mandatorily redeemable
             preferred securities of subsidiary trusts...................     (3)                       2.20X
                                                                           ========                  ========

         Ratio of  earnings to fixed  charges, preferred dividends  and distributions on  Company-obligated  mandatorily  redeemable preferred securities of subsidiary trusts, excluding interest expense on debt related to finance receivables and other
           investments...................................................     (3)                       3.38X
                                                                           ========                    ======

    (1) Interest portion of rental is assumed to be 33 percent.
    (2) For such ratios, adjusted earnings were $857.0 million less than fixed charges. Adjusted earnings for the nine months ended September 30, 2000, included special and impairment charges of $797.6 million as described in greater detail in the notes to the accompanying consolidated financial statements.
    (3) For such ratios, adjusted earnings were $1,040.0 million less than fixed charges. Adjusted earnings for the nine months ended September 30, 2000, included special and impairment charges of $797.6 million as described in greater detail in the notes to the accompanying consolidated financial statements.

